Exhibit 10.6

Dated

MOORFIELDS EYE HOSPITAL NHS FOUNDATION TRUST

and

MEIRAGTX LIMITED

and

KADMON CORPORATION LLC

UNDERLEASE

of Pharmacy Manufacturing Unit

34 Nile Street

London N1

© Bevan Brittan LLP

Toronto Square | Toronto Street | Leeds LS1 2HL

T 0370 194 1000 F 0370 194 1001

Fleet Place House 2 Fleet Place Holborn Viaduct London EC4M 7RF

T 0370 194 1000 F 0370 194 7800

Kings Orchard 1 Queen Street Bristol BS2 0HQ

T 0370 194 1000 F 0370 194 1001

Interchange Place Edmund Street Birmingham B3 2TA

T 0370 194 1000 F 0370 194 5001

Contents

Item		Page
1	INTERPRETATION	3

2	DEMISE	11

3	TENANT’S COVENANTS	11

4	LANDLORD’S COVENANT	22

5	RIGHTS EXCEPTED AND RESERVED	22

6	INSURANCE PROVISIONS	22

7	PROVISOS	24

8	NEW TENANCY	25

9	EXCLUSION OF CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	26

10	GOVERNING LAW	26

11	JURISDICTION	26

12	EXCLUSION OF SECTIONS 24-28 OF THE 1954 ACT	26

13	GUARANTEE AND INDEMNITY	26

14	OPTION TO RENEW	27

SCHEDULE 1 – ENCUMBRANCES

SCHEDULE 2 – GUARANTEE AND INDEMNITY

1

PARTICULARS

DATE:

Landlord:	MOORFIELDS EYE HOSPITAL NATIONAL HEALTH SERVICE FOUNDATION TRUST of City Road London EC1V 2PD

Tenant:	MEIRAGTX LIMITED incorporated and registered in England and Wales with company number 09501998 whose registered office is c/o Legalinx Limited, 1 Fetter Lane, London EC4A 1BR

Guarantor:	KADMON CORPORATION LLC a limited liability company formed under the laws of the State of Delaware, USA whose head office is at 450 East 29th Street, 16th Floor, New York, NY 10016, United States of America and whose address for service in England is The Pharmacy Manufacturing Unit, 34 Nile Street, London N1 (or such other address in England as may be notified by the Guarantor to the Landlord in writing from time to time)

Premises:	The pharmacy manufacturing unit comprising part of the ground floor of Block E, the basement and sub-basement levels, the Fresh Air Inlet, the fire escape forming part of Block B and the Service Tower as shown edged red on Plans 3 to 10 attached to the Superior Lease and as more specifically defined in Clause 1.2 of this Lease

Contractual Term:	5 years from and including the Term Commencement Date

Term Commencement Date:	the date of this Lease

Rent Commencement Date:	the date of this Lease

Rent:	two hundred and fifteen thousand six hundred pounds (£215,600) per annum

Permitted Use:	as a pharmacy manufacturing unit with ancillary offices, loading and storage space or any other use subject to the Landlord’s and Superior Landlord’s consent

Service Charge:	the Service Charge payable by the Landlord pursuant to the Superior Lease

THIS LEASE is made as a deed on the date and between the parties specified in the Particulars

1.	INTERPRETATION

1.1	Particulars

In this Lease the words and expressions contained in the Particulars have the meanings specified in the Particulars but as further defined (if applicable) in Clause 1.2 and elsewhere in this Lease.

1.2	Definitions

In this Lease (unless the context otherwise requires) the following words and expressions have the following meanings:

1954 Act means the Landlord and Tenant Act 1954;

1995 Act means the Landlord and Tenant (Covenants) Act 1995;

Act of Insolvency means any of the following:

(a)	the taking of any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of the Tenant or any guarantor;

(b)	the making of an application for an administration order or the making of an administration order in relation to the Tenant or any guarantor;

(c)	the giving of any notice of intention to appoint an administrator, or the filing at court of the prescribed documents in connection with the appointment of an administrator, or the appointment of an administrator, in any case in relation to the Tenant or any guarantor;

(d)	the appointment of a receiver or manager or an administrative receiver in relation to any property or income of the Tenant or any guarantor;

(e)	the commencement of a voluntary winding-up in respect of the Tenant or any guarantor, except a winding-up for the purpose of amalgamation or reconstruction of a solvent company in respect of which a statutory declaration of solvency has been filed with the Registrar of Companies;

(f)	the making of a petition for a winding-up order or a winding-up order in respect of the Tenant or any guarantor;

(g)	the striking-off of the Tenant or any guarantor from the Register of Companies or the making of an application for the Tenant or any guarantor to be struck-off;

(h)	the Tenant or any guarantor otherwise ceasing to exist (but excluding where the Tenant or any guarantor dies); or

(i)	the presentation of a petition for a bankruptcy order or the making of a bankruptcy order against the Tenant or any guarantor.

The paragraphs above shall apply in relation to a partnership or limited partnership (as defined in the Partnership Act 1890 and the Limited Partnerships Act 1907 respectively) subject to the modifications referred to in the Insolvent Partnerships Order 1994 (SI 1994/2421) (as amended) and a limited liability partnership (as defined in the Limited Liability Partnerships Act 2000) subject to the modifications referred to in the Limited Liability Partnerships Regulations 2001 (SI 2001/1090) (as amended).

Act of Insolvency includes any analogous proceedings or events that may be taken pursuant to the legislation of another jurisdiction in relation to a tenant or guarantor incorporated or domiciled in such relevant jurisdiction.

Authorised Guarantee Agreement means an authorised guarantee agreement as defined in section 16 of the 1995 Act;

Authorised Guarantor means any person who enters into an Authorised Guarantee Agreement pursuant to this Lease;

Block E means the ground to fifth floor building shown for identification only shaded yellow on Plan 2 attached to the Superior Lease but which for the avoidance of doubt excludes the Service Tower;

Common Parts means those parts of the Superior Landlord’s Estate which are designated by the Superior Landlord in its reasonable discretion for use and capable of use by the Tenant in common with the Superior Landlord and all other tenants and occupiers and those authorised by them shown for the purpose of identification only edged green and hatched green on Plan 2 attached to the Superior Lease (including (without limitation) the Courtyard) and the area of paving beside Block E shown edged and hatched brown on Plan 5 attached to the Superior Lease and the Conduits (other than those Conduits exclusively serving the Premises);

Completion Date means the date determined in accordance with clause 14.10.

Conduits means sewers drains gutters ducts pipes wires cables watercourses high pressure water mains and other conducting media and also manholes inspection chambers tanks pumps transformer substations and apparatus used in conjunction with them;

Courtyard means the internal courtyard shown edged green on Plan 2 attached to the Superior Lease;

CRC Scheme means the carbon trading scheme established by the CRC Energy Efficiency Scheme Order 2010, and includes any similar scheme that replaces or supplements it;

Estimated Service Charge as defined in the Superior Lease;

Fresh Air Inlet means the fresh air inlet exclusively serving the Premises shown edged red on Plan 2 attached to the Superior Lease including any part or parts above ground level in the Courtyard.

Group Company means a company that is a member of the same group within the meaning of section 42 of the 1954 Act;

Guarantor means a person who guarantees any or all of the Tenant’s Obligations in this Lease including an Authorised Guarantor and including any personal representative of them;

Insurance Rent means the sum payable by the Landlord to the Superior Landlord pursuant to clause 5 of the Superior Lease.

Insured Risks means fire, storm, tempest, lightning, explosion, earthquake, (fire and shock) aircraft and articles falling from them except in times of war, riot, civil commotion, malicious damage, impact by road vehicles, flood, burst and overflow of water pipes tanks or apparatus and such other risks as the Superior Landlord may insure against from time to time (subject in each case to such exclusions limitations conditions and excesses as the Superior Landlord from time to time reasonably agrees with the Insurers) but excluding any risk against which the Superior Landlord does not insure because cover is not ordinarily available in the London insurance market or is only available in that market subject to conditions or at a premium which the Superior Landlord considers unacceptable;

Insurers means the insurers from time to time of the Premises;

Interest means interest at the Interest Rate (both before and after judgment) accruing on a daily basis and compounded with quarterly rests on the Quarter Days;

Interest Rate means 3% above the base lending rate from time to time of Lloyds TSB plc or such other bank (being a member of the Committee of London and Scottish Bankers) as the Landlord may from time to time nominate in writing or (if base lending rates of banks forming such Committee cease to be published or the Committee ceases to exist) such other comparable rate of interest as the Landlord reasonably specifies;

Landlord’s Expenses means solicitors’ counsels’ surveyors’ and other consultants’ and professionals’ fees and costs bailiffs’ fees including all disbursements;

Landlord’s Financial Year means 1 April in any year to 31 March in the year following or such other period of twelve months as the Superior Landlord may from time to time decide provided that the last financial year shall determine upon termination of this Lease;

Landlord’s Conveyancer means Bevan Brittan LLP of Fleet Place House, 2 Fleet Place, Holborn Viaduct, London EC4M 7RF, (Reference: 63863.154/Ian Caplan) or any other conveyancer whose details may be notified in writing from time to time by the Landlord to the Tenant;

Landlord’s Representative means the Landlord’s Surveyor or any other appropriately qualified person the Landlord from time to time appoints to represent it with regard to this Lease;

Law means Act of Parliament, statutory instrument, regulation, bye-law, requirement of a competent authority, statutory body, utility company or authority, common law or regulation, directive or mandatory requirement of the European Union;

this Lease means this lease as varied from time to time together with any document which is supplemental to or collateral with or entered into pursuant to it;

Liability means all actions proceedings costs claims demands losses expenses and liabilities;

Loading Bay means the loading bay shown hatched orange and shaded green on Plan 5 attached to the Superior Lease;

New Lease: the lease of the Property (the terms of which are set out in Clause 14.5) to be granted upon the exercise of the Option;

Normal Business Hours means 8.00 am to 7.00 pm Mondays to Fridays and 8.00 am to 1.00 pm on Saturdays (excluding all public holidays);

Option means the option granted by the Landlord to the Tenant by Clause 14;

Option Notice means written notice exercising the Option in accordance with Clause 14;

Option Period means the period from and including the date of this lease up to and including the last day of the fourth year of the Contractual Term;

Outgoings means all present and future rates taxes duties charges assessments impositions and outgoings (whether or not of a capital or nonrecurring nature and including any of a novel nature);

Plans means the plans 1 – 10 annexed to the Superior Lease;

Premises means the Premises as defined in the Particulars including:

(a)	the interior fascias of all walls and columns in the lower basement and upper basement and the lower basement floor slab and the upper basement floor/ceiling slab and the ceiling slab forming the roof of the basement (including the part forming the floor of the Courtyard) and of the room at upper and lower basement levels housing the cavity drainage pump and the waste water sump pump referred to in (i) below and of the fire escape stairwell at upper and lower a basement level (but not at ground floor level) forming part of Block B (the upper and lower basement being shown edged red on Plans 3 and 4 attached to the Superior Lease); and

(b)	the interior fascias of all walls columns and the floor and ceiling slabs of Block E at ground floor level (the ground floor level being edged red on Plan 5 attached to the Superior Lease); and

(c)	the interior fascias of all walls columns of and the floor and ceiling slabs of the Service Tower; and

(d)	the interior fascia of the roof of the flammable waste store at first floor level of the Service Tower; and

(e)	all fixtures and fittings from time to time; and

(f)	any carpets and blinds provided by the Landlord; and

(g)	all improvements alterations and additions to the Premises and

(h)	all Conduits which are within or (to the extent within the Landlord’s Estate and which have not been publicly adopted) exclusively serve the Premises; and

(i)	all plant and machinery within or exclusively serving the Premises including without limitation lifts central heating lighting air conditioning fresh air venting systems and the cavity drainage pump under Block B and the waste water sump pump under Block B and the fire alarm and sprinkler systems; and

(j)	all doors windows glass door and window furniture; and

(k)	raised floors; and

(l)	suspended ceilings their means of attachment and voids above them; and

(m)	the hoist lift shaft from the lower basement to the first floor of the Service Tower and the stairwell from the lower basement level to ground level shown at ground level shaded yellow and purple respectively on Plan 5 attached to the Superior Lease; and

(n)	the Loading Bay and the air space above it from ground to second floor level; and

(o)	all internal non-structural walls and partitioning

and any reference to the Premises includes any part of them (except where the word is used in Clause 3.11 and 3.12)

President means the president of the RICS or any person authorised to act on his behalf;

Quarter Days means 25th March, 24th June, 29th September and 25th December in each calendar year and “Quarter Day” means any one of them;

Rents means all sums made payable by Clause 2;

Review Date means the first day of the term of the New Lease;

RICS means the Royal Institution of Chartered Surveyors or any institution association or other body of which (by reason of amalgamation or otherwise and whether or not retaining a separate identity) the RICS may become a constituent part or which may replace it;

Service Tower means the service tower adjacent to Block E at the ground to fifth floors shown edged red on Plans 5 and 6 attached to the Superior Lease and shown edged green on Plans 7-10 attached to the Superior Lease;

Structure means the structure comprises:

(a)	the structural framework structural floors structural walls and external walls of all floor levels and the foundations and roof of Block E including the canopy of the Loading Bay but excluding the Service Tower; and

(b)	the structural framework and structural walls and floor and external cavity wall abutting the stairwell on the southern elevation of the Courtyard and the flank walls comprising a single skin of blockwork and the cladding of the stairwell walls of the Service Tower including the ventilation louvres and the roof of the flammable waste store at first floor level of the Service Tower; and

(c)	any structural parts of the lower basement and upper basement shown respectively with red edging on Plans 3 and 4 attached to the Superior Lease including the lower basement floor slab, the upper basement floor slab and roof slab forming the roof of the basement immediately below ground level including internal supporting columns and the block and concrete wall enclosure below ground including for the avoidance of doubt the party wall with the Landlord’s Car Park; and

(d)	the Conduits, which serve the Premises jointly with other premises; and

(e)	any plant and machinery serving the Premises jointly with other premises; and

(f)	the structural parts of the Fresh Air inlet and including the louvres in the flank wall;

but excluding the Premises;

Superior Landlord means the landlord for the time being of the Superior Lease;

Superior Landlord’s Car Park means the car park at basement level immediately adjacent to the Premises at basement level and the access ramp;

Superior Landlord’s Covenants means the obligations in the Superior Lease to be observed by the Superior Landlord;

Superior Landlord’s Estate means the freehold land at Nile Street Britannia Walk Ebenezer Street and Vestry Street in the London Borough of Hackney shown edged blue on Plan 1 attached to the Superior Lease and registered at the Land Registry under title number EGL249920;

Superior Landlord’s Surveyor means any suitably qualified person from time to time appointed by the Landlord to carry out surveying and/or management functions relating to the Premises;

Superior Lease means the lease by virtue of which the Landlord holds the Property, which is dated 12 October 2001 and made between (1) Islington and Shoreditch Housing Association Limited and (2) Moorfields Eye Hospital NHS Trust and any documents made supplemental to it;

Superior Rent means the annual rent payable by the Landlord under clause 2.1 of the Superior Lease;

Tenant’s Default means a breach by the Tenant of covenant warranty or obligation in this Lease;

Tenant’s Obligation means a covenant or obligation of a tenant;

Term means the Contractual Term and any period of continuation holding over or extension of it;

Third Party Rights means all the matters referred to in Schedule 1 of this Lease;

Utilities means any of foul and surface water drainage air water gas steam electricity communication and other similar services and supplies;

VAT means Value Added Tax or any tax or duty of a similar nature substituted for or in addition to it.

1.3	Miscellaneous

In this Lease:

1.3.1	“Landlord” includes any person from time to time entitled to the immediate reversion to this Lease;

1.3.2	“Tenant” includes the Tenant’s successors in title and assigns and (if an individual) his personal representative;

1.3.3	“Guarantor” includes (if an individual) his personal representative;

1.3.4	a reference to an Act of Parliament includes all derivative instruments orders regulations and other matters and in each case any re-enactment amendment consolidation or modification from time to time of that Act and any derivative instruments orders regulations or other matters (except in the case of a reference to the Town & Country Planning (Use Classes) Order 1987 and the reference to the Value Added Tax Act 1994 in Clause 3.19.2 which shall be read as amended as at 1 August 2000);

1.3.5	an obligation owed by more than one person is owed by them jointly and severally;

1.3.6	a reference to the Tenant or a Guarantor includes a reference to each person comprising them;

1.3.7	an obligation by the Tenant or the Landlord not to do something includes an obligation not to permit or allow it to be done;

1.3.8	a reference to an act or omission of the Tenant includes an act or omission of any undertenant and any other person deriving title under the Tenant and includes an act or omission of their respective employees and visitors and anyone at the Premises with the express or implied authority of any one or more of them;

1.3.9	a reference to a Clause or to a Schedule is a reference to a Clause or Schedule of this Lease and a reference to a paragraph is a reference to a paragraph of the relevant Schedule of this Lease;

1.3.10	any area or thing shown or marked on the Plans shall be shown or marked for the purpose of identification only;

1.3.11	a reference to the end of the Term is to the end of the Term however it determines;

1.3.12	a consent or approval of the Landlord or the Tenant to be valid must be in writing;

1.3.13	references to any consent or approval required from the Landlord shall be construed as also including a requirement to obtain the consent or approval of the Superior Landlord, where such consent or approval is required under the terms of the Superior Lease except that nothing in this lease shall be construed as imposing on the Superior Landlord any obligation (or indicating that such an obligation is imposed on the Superior Landlord by the terms of the Superior Lease) not unreasonably to refuse any such consent;

1.3.14	any notice given to the Landlord to be valid must be in writing and must (unless the Landlord specifies otherwise) be given before the event or action to which it relates;

1.3.15	where the Landlord is not lawfully entitled unreasonably to withhold any licence consent approval or acknowledgement required under the terms of this Lease the Landlord shall not unreasonably withhold or delay the issue of the same nor proffer the same subject to unreasonable conditions;

1.3.16	a right of the Landlord to have access to or entry upon the Premises extends to any superior landlord and any mortgagee of the Building and to anyone properly authorised by the Landlord or any superior landlord or mortgagee and includes a right of entry with workmen equipment and materials;

1.3.17	a right of the Tenant to have access or entry upon any part of the Landlord’s Estate extends to any lawful undertenant or occupier of the Premises and to anyone properly authorised by the Tenant or such undertenant or occupier and includes a right of entry with workmen equipment and materials;

1.3.18	the table of contents and headings to Clauses, paragraphs and Schedules do not affect the construction of this Lease;

1.3.19	a right granted by the Landlord is granted in common with all other persons entitled to it and/or authorised by the Landlord to exercise it;

1.3.20	a right excepted or reserved to the Landlord is also reserved to any other person entitled to it and/or properly authorised by the Landlord;

1.3.21	where the Landlord is entitled to enter the Premises (whether by virtue of a covenant by the Tenant or rights reserved) it shall only do so on reasonable written notice to the Tenant save where access is required immediately in the event of an emergency in which case the Landlord on giving notice, may break and enter if it reasonably considers it necessary;

1.3.22	nothing entitles the Tenant to enforce any obligation given by anyone to the Landlord;

1.3.23	any works (whether of repair, decoration, alteration or otherwise) that the Landlord or Tenant is permitted or obliged to carry out in accordance with this Lease must be carried out with good quality materials and to a reasonable standard and in accordance with good modern practice;

1.3.24	a Landlord’s Representative may be an employee of the Landlord or a Group Company of the Landlord;

1.3.25	any payment or other consideration to be provided by one party to the other is exclusive of VAT;

1.3.26	any termination of this Lease is without prejudice to any then accrued claims of any party against any other;

1.3.27	a provision of this Lease which is void or unenforceable shall be severed from all other provisions of this Lease and the remaining provisions shall continue to have effect;

1.3.28	if a provision of this Lease extends beyond the limitations set by any Law or rule of law but if it were not so extended would remain unaffected by the Law or rule of law, the provision is deemed to be varied so as not to extend beyond the limitations;

1.3.29	if any matter is referred to arbitration pursuant to this Lease:

(a)	it is to be conducted in accordance with the Arbitration Act 1996; and

(b)	the arbitrator has no power to order a rectification of this Lease or direct that the recoverable costs of the arbitration or any parts of the arbitral proceedings will be limited to a specific amount;

1.3.30	if any matter in this Lease is to be determined by an expert or an arbitrator:

(a)	he is to be appointed by agreement between the Landlord and the Tenant or at the request and option of either of them is to be nominated by the President;

(b)	if he dies, delays or declines to act, the President may on the application of either the Landlord or the Tenant discharge him and appoint another to act in his place in the same capacity; and

(c)	if either the Landlord or the Tenant pays his fees and expenses, it may recover the proportion (if any) the other party was obliged to pay from that other party as a debt recoverable on demand;

1.3.31	“assign” includes “transfer”;

1.3.32	“decorate” includes paint paper and otherwise treat as appropriate and applies to all areas usually or previously painted papered or treated and any requirement to paint is a requirement to paint with at least two coats of good quality paint and “decoration” is interpreted in a similar manner;

1.3.33	any reference to a “fair proportion” is to a fair and reasonable proportion as reasonably and properly determined by the Landlord or a Landlord’s Representative;

1.3.34	“include” “includes” and “Including” are deemed to be followed by the words “without limitation”;

1.3.35	“on demand” means within 5 days of written demand;

1.3.36	general words introduced by “other” do not have a restrictive meaning;

1.3.37	“sign” includes notice, display, flagpole, hoarding, aerial, satellite dish and advertisement (whether illuminated or not).

1.3.38	Notwithstanding anything to the contrary in this Lease the Tenant (so long as it is a Health Service Body) shall not be obliged to pay the Rents or any other payment due under this Lease unless it has received a proper invoice for the relevant rent or payment at least 30 days beforehand and any such rent or payment shall be deemed not to be due under this Lease until 30 days after receipt by the Tenant of such invoice.

1.3.39	Where a circumstance or condition is stated to be determined by the Landlord or by any other person then the power to determine is to be exercised reasonably and properly unless otherwise stated;

2.	DEMISE

2.1	The Landlord with full title guarantee demises the Premises to the Tenant for the Contractual Term together with (but to the exclusion of all other rights) the rights set out in Schedule 1 of the Superior Lease except and reserving to the Landlord and the Superior Landlord the rights set out in Schedule 2 of the Superior Lease subject to the Third Party Rights yielding and paying to the Landlord by way of rent:

2.1.1	the Rent by four equal instalments in advance on or before the Quarter Days;

2.1.2	the Insurance Rent payable on demand;

2.1.3	the Service Charge payable at the times and in the manner specified in Clause 3.3;

2.1.4	any VAT payable by the Tenant in accordance with Clause 3.19;

2.1.5	any sums payable in accordance with Clause 3.21

3.	TENANT’S COVENANTS

The Tenant covenants with the Landlord as follows:

3.1	Rents

To pay the Rents in accordance with Clause 2;

3.2	Outgoings and Utilities

3.2.1	Promptly to pay all Outgoings at any time charged or assessed on or in respect of the Premises and in the absence of any direct assessment to pay to the Landlord on demand a fair proportion of them;

3.2.2	The obligation in Clause 3.2.1 excludes any taxes payable by the Landlord (other than VAT) on receipt of Rents or which arise from a dealing with the Landlord’s interest in the Premises or any other payment which the Landlord as the person entitled to the reversion on determination of this Lease is bound by law to pay;

3.2.3	If the Landlord or Superior Landlord loses rating relief at any time because it has been allowed to the Tenant or anyone else to make good the loss to the Landlord or the Superior Landlord (as appropriate) on demand;

3.2.4	To pay the suppliers for and indemnify the Landlord and the Superior Landlord (as the case may be) against all charges for Utilities supplied to the Premises and to pay all equipment rents for equipment which exclusively serve the Premises;

3.2.5	To comply with the requirements and regulations of any company or authority supplying Utilities to the Premises;

3.2.6	To pay the whole or (if applicable) a fair proportion of the costs and expenses incurred by the Landlord (or, if relevant, any other person who is registered under the CRC Scheme as being responsible for the Landlord) in connection with its participation in the CRC Scheme.

3.3	Service Charge

3.3.1	The Landlord will notify the Tenant before or during any Service Charge Period of the Estimated Service Charge payable by the Tenant during that Service Charge Period.

3.3.2	The Tenant shall pay on account of the Service Charge for each Landlord’s Financial Year the Estimated Service Charge by four equal quarterly instalments on the Quarter Days PROVIDED that in the event the Landlord’s Financial Year shall not comprise a full calendar year the Landlord shall make such adjustments to the foregoing arrangements as are reasonably required in order to ensure that the Tenant shall not pay more than the Estimated Service Charge in respect of the relevant Landlord’s Financial Year.

3.3.3	The Landlord shall on receipt from the Superior Landlord serve on the Tenant a notice containing a summary of the Superior Landlord’s expenses and outgoings and a statement of the amount of the Service Charge for such year.

3.3.4	An amount equal to the difference between the Service Charge for the relevant Landlord’s Financial Year and all payments made on account of the Service Charge by the Tenant for that year shall be paid by the Tenant to the Landlord within seven days of the service of the notice referred to in Clause 3.3.3 or allowed by the Landlord to the Tenant against the payment or payments on account of the Service Charge due from the Tenant next following the service of such notice.

3.3.5	Any omission by the Superior Landlord to include in any summary of the Superior Landlord’s said expenses and outgoings for any Landlord’s Financial Year or in the statement of the amount of the Service Charge for any such year a sum expended or a liability incurred in that year shall not preclude the Superior Landlord from including such sums or the amount of such liability in any subsequent Landlord’s Financial Year.

3.3.6	If at any time during the Landlord’s Financial Year the Superior Landlord shall reasonably consider it necessary to incur any expenses in complying with the obligations of the Landlord contained in Clause 4 of the Superior Lease or in respect of the other matters mentioned in Schedule 2 of the Superior Lease for which no adequate provision shall have been made in calculating the payments on account of the Service Charge the Landlord may require the Tenant at any time to pay to the Landlord within fourteen days the Service Charge Contribution of the amount of the deficit.

3.4	Repair

3.4.1	To keep such part or parts of the Premises in good and substantial repair and condition as are not the Superior Landlord’s obligation to repair and maintain pursuant to Clause 4 of the Superior Lease including for the avoidance of doubt the cavity drainage pump and the waste water sump pump under Block B;

3.4.2	The obligation in Clause 3.4.1 includes an obligation to renew and rebuild when necessary;

3.4.3	Subject to Clause 3.8.11 to replace and renew any Landlord’s fixtures and fittings (including carpets and other floor-coverings) and/or Superior Landlord’s fixtures and fittings in or forming part of the Premises which are or become missing broken damaged stained or destroyed and which are not the Superior Landlord’s obligation to repair and maintain pursuant to Clause 4 of the Superior Lease with new ones of equivalent quality to the reasonable satisfaction of the Landlord and/or the Superior Landlord;

3.4.4	Damage by Insured Risks is excepted from the obligations in this Clause 3.4 save to the extent that any insurance money is irrecoverable by reason of a Tenant’s Default and the Tenant has not paid such unrecoverable monies to the Landlord;

3.5	Decoration and Upkeep

3.5.1	In the last six months before the end of the Term to decorate the exterior of those parts of the Premises which are above ground and which are normally decorated; and which are not the Superior Landlord’s obligation to repair and maintain pursuant to Clause 4 of the Superior Lease;

3.5.2	All decoration must be in such colours and with such materials as the Landlord and/or Superior Landlord may reasonably require;

3.5.3	To keep the Premises clean and tidy;

3.5.4	To clean the inside and outside of the windows of the Premises when required;

3.5.5	To replace immediately all broken or damaged glass in or forming part of the Premises with glass of similar tint and specification;

3.5.6	To cause all gas electric hydraulic and other mechanical installations and equipment forming part of the Premises to be used and maintained in a reasonable manner;

3.5.7	To carry out all works of repair and cleaning of the Premises in a reasonable manner;

3.6	Yield Up

3.6.1	By the end of the Term (and subject to Clause 3.8.11):

(a)	to remove from the Premises all signs (other than those installed by or on behalf of the Landlord and/or the Superior Landlord) and all tenant’s fixtures and fittings furniture and effects and to make good to the reasonable satisfaction of the Landlord and the Superior Landlord all damage caused by the removal;

(b)	unless otherwise required by the Landlord and/or Superior Landlord in writing, to re-instate and restore the Premises to their state and condition prior to the carrying out of any works or alterations to the Premises during the Term;

(c)	to hand over to the Landlord any health and safety files and maintenance records relating to the Premises;

3.6.2	At the end of the Term to yield up the Premises to the Landlord with vacant possession and in compliance with all the Tenant’s Obligations in this Lease;

3.7	Rights of Entry and to Ensure Repair

3.7.1	To permit the Landlord and/or Superior Landlord to enter the Premises to carry out its obligations under this Lease and to exercise any rights excepted and reserved in this Lease and/or the Superior Lease;

3.7.2	To commence all works which are a Tenant’s Obligation in this Lease within one month (or sooner if necessary) after service of notice by the Landlord and/or Superior Landlord requiring them to be carried out and to complete the works and to remedy any Tenant’s Default specified in a notice given by the Landlord and/or Superior Landlord as quickly as reasonably practicable;

3.7.3	If the Tenant does not complete such works and remedy any specified Tenants Default within a reasonable period after service of such notice to permit the Landlord (without prejudice to its rights of re-entry contained in this Lease) and/or Superior Landlord to enter the Premises to carry out any uncompleted works and to do anything to remedy the Tenant’s Default and the Tenant will reimburse the Landlord or Superior Landlord (as the case may be) on demand the cost of doing so (including all Landlord’s Expenses);

3.7.4	To give immediate written notice to the Landlord on becoming aware of any defects in the Premises which may give rise to a liability or duty on the Landlord and/or Superior Landlord under any Law and to allow the Landlord and/or Superior Landlord to display any notice on the Premises it may require in relation to those defects;

3.8	Alterations

3.8.1	Not to make any alterations or additions to the Premises unless allowed by the following parts of this Clause 3.8;

3.8.2	The Tenant may install and remove non-structural, demountable partitioning without the consent of the Landlord provided that the Tenant makes good any damage caused to the Premises by such installation and removal;

3.8.3	Not to make any structural alterations or additions to the Premises or to make any changes to the external appearance of the Premises without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed) and the Superior Landlord’s consent in accordance with the terms of the Superior Lease.

3.8.4	Not to make any internal non-structural alteration to the Premises without the Landlord’s prior written consent (which shall not be unreasonably withheld or delayed);

3.8.5	Not to carry out any alteration or addition which hinders reasonable access to a Conduit or a fire exit PROVIDED that where reasonable to do so the Tenant may reroute any Conduit provided that reasonable access to such Conduit and fire exit is maintained;

3.8.6	To supply to the Landlord and the Superior Landlord all plans and specifications the Landlord and/or the Superior Landlord may reasonably require to identify any proposed works and to carry out all works only in accordance with such approved plans and specifications and to the reasonable satisfaction of the Landlord and the Superior Landlord;

3.8.7	After commencing any permitted works of alteration to complete them by the earliest of:

(a)	a date which is a reasonable period after they have been commenced;

(b)	the end of the Term;

3.8.8	Any consent for alterations may be on such conditions and on such terms as the Landlord and/or the Superior Landlord may reasonably require;

3.8.9	Not to carry out any alteration except by a reputable contractor;

3.8.10	Not to alter any electrical wiring in the Premises except in accordance with the recommendations of the Institute of Electrical Engineers or any other appropriate body reasonably specified by the Landlord and/or the Superior Landlord;

3.8.11	The Tenant shall remove any alterations or additions or works to the Premises carried out during the Term or prior to commencement of the Term by or on behalf of the Tenant (including for the avoidance of doubt such works or parts as may have become part of the Premises or the Landlord’s fixtures and fittings or the Superior Landlord’s fixtures and fittings) and shall make good to the reasonable satisfaction of the Landlord and the Superior Landlord all damage caused by their removal;

3.8.12	Not to affix any additions fixtures or fittings or plant or machinery to or make any alterations to or which might adversely affect the Structure without first obtaining the Landlord’s prior written consent (such consent not to be unreasonably withheld or delayed) and the consent of the Superior Landlord.

3.9	Signs

3.9.1	Not to exhibit or erect any sign which is visible from outside the Premises;

3.9.2	To permit the Landlord and/or the Superior Landlord to fix and retain upon any part of the outside of the Premises (but so as not to obscure the windows thereof or interfere with the Tenant’s use thereof) a sign (during the last six months of the Term) for the reletting of the Premises and (at any time) for the sale of the Premises and to permit the Landlord and/or the Superior Landlord to show the Premises to prospective tenants, mortgagees and purchasers or their agents at reasonable times by prior appointment;

3.9.3	Not to erect a sign identifying the name of the building forming Block E of which the Premises forms part other than with a name selected and designated by the Landlord and the Superior Landlord.

3.10	Use

3.10.1	Not to use the Premises other than for the Permitted Use;

3.10.2	To ensure at all times the safe handling and storage of chemicals radioactive and other like materials

3.10.3	Not to do anything which causes a nuisance annoyance disturbance or inconvenience loss or damage to the Landlord and/or the Superior Landlord or any other person PROVIDED that the use of the Premises for the Permitted Use in a reasonable manner so as not to cause an unlawful nuisance to the Landlord and/or the Superior Landlord or other tenants and occupiers of the Superior Landlord’s Estate shall not be a breach of this covenant PROVIDED FURTHER that if any complaint is made by the Landlord and/or the Superior Landlord or any other tenant of the Superior Landlord’s Estate the Tenant will investigate such complaint and if substantiated and it is reasonable to do so will diligently and expeditiously take all reasonable steps to rectify, mitigate and resolve the source of the complaint

3.10.4	Not to leave the Premises unoccupied for more than one month without first giving notice to the Landlord and the Superior Landlord;

3.10.5	Not knowingly to allow any encroachment or new easement to be made on or against the Premises;

3.10.6	Not to give any acknowledgement that an easement or right benefiting the Premises is enjoyed by consent or otherwise;

3.10.7	Not to stop-up darken or obstruct any window light or way belonging to the Premises;

3.10.8	To give immediate notice to the Landlord and the Superior Landlord on becoming aware of:

(a)	an encroachment on or circumstance which might result in the acquisition of an easement or other right over the Premises; or

(b)	the obstruction of a right of which the Premises has the benefit; and to take or join in such proceedings or take such other steps as the Landlord may reasonably require in connection with the same at the cost of the Landlord;

3.10.9	To observe and perform the regulations set out in Clause 3.22.

3.11	Underletting

3.11.1	In this Clause 3.11 the following words and expressions have the following meanings:

(a)	“Permitted Underlease”: an underlease of the whole of the Premises which fulfils all of the following criteria:

(i)	its yearly rent is not less than the open market rental value (without taking a fine or premium or other valuable consideration) reasonably obtainable for the premises underlet at the time of the grant and subject to rent review to the open market rental value at intervals of not more than five years;

(ii)	its rent is not commuted or payable for more than one quarter in advance;

(iii)	no fine or premium is reserved or taken;

(iv)	it contains covenants by the undertenant:

(a)	not to assign or charge any part of the premises underlet as distinct from the whole;

(b)	not to sub-underlet any part of the premises underlet nor part with or share the occupation of the whole or any part of the premises underlet except by way of an assignment or charge of the whole;

(c)	not to assign or charge the whole of the premises underlet without first obtaining the Landlord’s consent (which is not to be unreasonably withheld) and the Superior Landlord’s consent; and

(d)	otherwise consistent with the Tenant’s Obligations in this Lease;

(v)	its form is approved by the Landlord and the Superior Landlord prior to its grant (but the approval will not be unreasonably withheld);

3.11.2	The Tenant will not part with or share possession or occupation of the whole or any part or parts of the Premises unless allowed by this Clause 3.11;

3.11.3	The Tenant will not hold the whole or any part of the Premises on trust for another;

3.11.4	The Tenant may underlet the whole of the Premises only:

(a)	by a Permitted Underlease; and

(b)	with the Landlord’s consent (which will not be unreasonably withheld or delayed); and, of the Superior Landlord in accordance with the terms of the Superior Lease and

(c)	provided that if the Landlord so requires the undertenant first executes a deed (in such form as the Landlord and/or the Superior Landlord may reasonably require) containing a direct covenant with the Landlord and the Superior Landlord to perform and observe the obligations on the part of the tenant in the Underlease and any document that is supplemental or collateral to it and the tenant covenants in this Lease, except the covenants to pay the rents reserved by this Lease;

3.11.5	For the purposes of the Landlord’s consent in Clause 3.11.4(b), it is reasonable (but not by way of limitation) for the Landlord to stipulate as a condition of giving that consent that it may be revoked if:

(a)	after the consent but before the grant of the underlease a material to the Tenant which would enable the Landlord to withhold its consent if a fresh application were then made; or

(b)	the underlease is not completed and a certified copy of it given to the Landlord within 2 months of the consent;

3.11.6	Once an underlease is granted the Tenant will:

(a)	not without the prior consent of the Landlord and the Superior Landlord vary or waive the terms of or accept any surrender of the Underlease (except for a surrender of the whole with the Landlord’s consent which will not be unreasonably withheld or delayed and the Superior Landlord’s consent in accordance with the terms of the Superior Lease);

(b)	take all reasonable steps to enforce the obligations of the parties to the underlease including (if the Landlord requires) exercising any right of re-entry;

(c)	not knowingly permit any breach of any Tenant’s Obligation in the underlease;

3.11.7	The Tenant will on written request at any time by the Landlord give to the Landlord in writing the full names and addresses of everyone in occupation of the Premises together with the area occupied and a certified copy of all documents permitting the occupation or (if none) a written memorandum of any relevant agreement;

3.11.8	The Tenant will reply to any notice served under section 40 of the 1954 Act by or on behalf of the Landlord within the time prescribed by the 1954 Act;

3.11.9	The Tenant will not unreasonably withhold its consent to any request by the Landlord or any predecessor to be released from its obligations in this Lease after it has transferred its interest in the Premises.

3.12	Assignment

3.12.1	Assignment

(a)	The Tenant shall not assign the whole of this Lease without the consent of the Landlord, such consent not to be unreasonably withheld.

(b)	The Tenant shall not assign part only of this Lease.

(c)

The Landlord and the Tenant agree that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may give its consent to an assignment subject to a condition that the assignor (and any former tenant who because of section 11 of the Landlord and Tenant (Covenants) Act 1995 has

not been released from the tenant covenants of this Lease) enters into an authorised guarantee agreement which:

(i)	is in respect of all the tenant covenants of this Lease;

(ii)	is in respect of the period beginning with the date the assignee becomes bound by those covenants and ending on the date when the assignee is released from those covenants by virtue of section 5 of the Landlord and Tenant (Covenants) Act 1995;

(iii)	imposes principal debtor liability on the assignor (and any former tenant);

(iv)	requires (in the event of a disclaimer of liability under this Lease) the assignor (or former tenant as the case may be) to enter into a new tenancy for a term equal to the unexpired residue of the Contractual Term; and

(v)	is otherwise in a form reasonably required by the Landlord.

(d)	The Landlord and the Tenant agree that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may refuse its consent to an assignment if any Rent or other money due under this Lease is outstanding.

(e)	Nothing in this clause 3.12.1 shall prevent the Landlord from giving consent subject to any other reasonable condition, nor from refusing consent to an assignment in any other circumstance where it is reasonable to do so.

3.13	Charging

3.13.1	The Tenant shall not charge the whole of this Lease without the consent of the Landlord, such consent not to be unreasonably withheld.

3.13.2	The Tenant shall not charge part only of this Lease.

3.14	Registration

Within one month after any disposition affecting the Premises to send to the Landlord’s solicitors a certified copy of the document evidencing it and to pay such registration fee as the Landlord may reasonably require (being not less than £50 plus VAT) in respect of each such document;

3.15	Notices

Within 7 days (or sooner if necessary) of receipt to produce to the Landlord and the Superior Landlord a certified copy of any notice order permission or proposal given issued or made to or on the Tenant in respect of the Premises by any competent authority pursuant to an Act of Parliament affecting the Premises or their use and at the request of the Landlord and/or the Superior Landlord to make or join with the Landlord and/or the Superior Landlord in making such objections or representations in respect of it as the Landlord and/or the Superior Landlord may reasonably require;

3.16	Laws

3.16.1	Not to breach any Law that applies to the Premises;

3.16.2	To comply with all Laws which at any time affect the Premises anti/or their use and/or the employment of people in them;

3.16.3	To supply to the Landlord and the Superior Landlord on reasonable request from time to time a copy of the current fire certificate for the Premises and thereafter any amendments or endorsements thereto.

3.17	Planning and Environmental

3.17.1	In this Clause 3.17 “Planning Acts” means the Acts of Parliament defined as the “consolidating Acts” in section 1(1) of the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991 and any other Laws from time to time in force relating to town and country planning;

3.17.2	To comply with the Planning Acts;

3.17.3	Not to make any application under the Planning Acts without the Landlord’s consent which shall not be unreasonably withheld or delayed and the consent of the Superior Landlord;

3.17.4	To supply the Landlord and the Superior Landlord with a copy of any application made or permission granted under the Planning Acts as soon as it is made with copies of any plans or drawings relating to it and to keep the Landlord and the Superior Landlord informed of the progress of the application and its result;

3.17.5	Not to commence any development permitted under the Planning Acts without the Landlord’s consent which shall not be unreasonably withheld or delayed and the consent of the Superior Landlord;

3.17.6	Not to enter into any agreement or obligation or serve any purchase notice under the Planning Acts without the Landlord’s consent which shall not be unreasonably withheld or delayed and the consent of the Superior Landlord;

3.17.7	If the Landlord and/or the Superior Landlord reasonably so requires, before the end of the Term to complete any works authorised under the Planning Acts which were commenced but not finished by the Tenant or any undertenant or anyone on their behalf;

3.17.8	Not to permit any substance which causes or might cause harm to human health or the environment or which affects the Superior Landlord’s Estate or neighbouring property to be brought onto the Premises or to pass through any Conduits in or serving the Premises provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with the covenants on the part of the Tenant contained in Clause 3.10.2 and Clause 3.22 shall not be a breach of this covenant.

3.18	Landlord’s Expenses

3.18.1	To pay to the Landlord on demand all reasonable Landlord’s Expenses reasonably and properly incurred charged or payable by the Landlord and/or the Superior Landlord in connection with the following:

(a)	an application for consent or approval under this Lease unless such consent licence or approval is unreasonably withheld or is proffered subject to unreasonable conditions;

(b)	obtaining any necessary superior landlord’s and/or mortgagee’s consent arising from an application by the Tenant;

(c)	supervising any works carried out by or on behalf of the Tenant;

3.18.2	To pay to the Landlord on demand on an indemnity basis all Landlord’s Expenses properly incurred charged or payable by the Landlord in connection with or in contemplation of any of the following:

(a)	a notice under sections 146 or 147 of the Law of Property Act 1925 and/or the Leasehold Property (Repairs) Act 1938 and/or any proceedings pursuant to such notice (whether or not forfeiture is avoided otherwise than by relief granted by a competent court);

(b)	a Tenant’s Default;

(c)	a schedule of dilapidations whenever it is served which relates to failure to repair, decorate, carry out works and/or remove works during or at the end of the Term (provided that no such Schedule shall be prepared more than 6 months after the end of the Term);

(d)	supervising any works to remedy a Tenant’s Default;

3.19	VAT

3.19.1	To pay any VAT chargeable on any payment or other consideration due under or in connection with this Lease on the later of the date that the payment or other consideration is due and delivery of a valid VAT invoice to the payer;

3.19.2	In every case where the Tenant has agreed to pay or indemnify the Landlord against any payment made by the Landlord under the terms of or in connection with this Lease the Tenant will also reimburse any VAT paid by the Landlord on that payment insofar as the same is not recoverable by the Landlord as input tax;

3.19.3	In the event that the identity of the Tenant or its use of the Premises shall cause any Landlord’s election to waive exemption from VAT in respect of the Premises to be disapplied under paragraph 2 (2) and 2 (3AA) of Schedule 10 of the Value Added Act 1994 to pay to the Landlord on demand any repayment of VAT due and paid to Customs & Excise and any irrecoverable input VAT incurred by the Landlord in respect of the Premises as a result of such disapplication

3.20	Indemnity

To indemnify the Landlord against Liability arising directly or indirectly from a Tenant’s Default;

3.21	Interest

If any Rents or other sums due under this Lease are unpaid for a period of more than 14 days to pay to the Landlord on demand Interest on them from and including the due date until payment;

3.22	Regulations

3.22.1	Not to deposit any rubbish in the Premises other than in proper receptacles and to ensure that they are regularly emptied;

3.22.2	Not to overload the Premises or damage overload or obstruct any Conduits plant machinery or equipment in or serving them;

3.22.3	Not to use the Premises for any illegal purpose nor allow anyone to reside or sleep at the Premises or to gamble or bet in them;

3.22.4	Not to use the Premises for any noisy offensive or dangerous purpose provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with Clause 3.10.2 shall not be a breach of this Clause 3.22.4;

3.22.5	Not to hold on the Premises a political meeting public show spectacle or sale by auction;

3.22.6	To exercise the rights in Schedule 1 of the Superior Lease strictly in accordance with the provisions of that Schedule;

3.22.7	To ensure that the Landlord and the Superior Landlord and the local police have written notice of the name address and home telephone number of at least two keyholders of the Premises;

3.22.8	Not to allow in the Premises any machinery or equipment which is not appropriate for the Permitted Use or which causes noise or vibration provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with Clause 3.10.2 shall not be a breach of this Clause 3.22.8;

3.22.9	Not to play any music in the Premises which can be heard outside them;

3.22.10	Not to allow any animals to be in the Premises;

3.22.11	To use all lifts in the Premises in accordance with their design capacities and operators’ instructions;

3.22.12	Without avoidable delay to give notice to the Landlord and the Superior Landlord of any right to be granted by or to the Tenant pursuant to the Telecommunications Act 1984 with full details of any works to be carried out as a result of the grant of that right and (unless approved by the Landlord and the Superior Landlord under any other provision of this Lease) at the cost of the Superior Landlord to withhold any agreement to the right or works for so long as the Tenant is reasonably able to do so or until the Landlord and/or the Superior Landlord otherwise reasonably stipulates;

3.22.13	To comply with such reasonable regulations as the Landlord or the Superior Landlord may from time to time prescribe for the conduct and/or management of the Common Parts;

3.22.14	Not to park load or unload vehicles except in the Loading Bay and not to load or unload any vehicles other than during Normal Business Hours PROVIDED THAT the Tenant will use all reasonable endeavours to ensure that loading unloading and deliveries take place before 6.00 pm on Mondays to Fridays and not all at the weekends except between the hours of 8.00am - 1.00pm on Saturdays

3.23	Encumbrances

To comply with all covenants and other matters affecting the Premises set out in the documents (if any) in Schedule 1.

3.24	Clinical and other Waste

To store remove and procure the disposal of all clinical commercial and other waste safely and in accordance with Law;

3.25	Covenant to comply with covenants in the Superior Lease

The Tenant shall observe and perform the tenant covenants in the Superior Lease except the covenants to pay the rents reserved by the Superior Lease but in the event of any conflict between the covenants by the Tenant in this Lease and the tenant covenants by the tenant covenants in the superior Lease then the covenants by the tenant in this lease shall prevail.

4.	LANDLORD’S COVENANT

The Landlord covenants with the Tenant:

4.1	Quiet Enjoyment

That, so long as the Tenant pays the rents reserved by and complies with its obligations in this Lease, the Landlord will allow the Tenant peaceably and quietly to use and enjoy the Premises without lawful interference by the Landlord or anyone who derives title from the Landlord or any person lawfully claiming through under or in trust for the Landlord or by title paramount.

4.2	Superior Lease Rents

The Landlord shall pay the rents reserved by the Superior Lease.

4.3	Superior Lease

At the request and cost of the Tenant, on a full indemnity basis the Landlord shall use all reasonable endeavours to procure that the Superior Landlord complies with the Superior Landlord’s covenants during such period as the Superior Lease subsists and, if reasonable, the Landlord may require that the Tenant pay it reasonable security in advance in respect of anticipated costs for enforcing such compliance.

5.	RIGHTS EXCEPTED AND RESERVED

The following rights are excepted and reserved from this Lease to the Landlord for the benefit of the Landlord:

5.1	Car Parking Space

The right at all times to park a motor vehicle in one of the car parking spaces at the Property.

6.	INSURANCE PROVISIONS

6.1	The Landlord shall use its reasonable endeavours to procure that the Superior Landlord complies with the covenants imposed on it regarding insurance contained in the Superior Lease save to the extent that the policy of insurance has been vitiated or any insurance proceeds withheld in consequence of any act or omission of the Tenant or its workers, contractors or agents or any person on the Premises with the actual or implied authority of any of them. Neither the Superior Landlord nor the Landlord shall be obliged to insure any part of the Premises installed by the Tenant.

6.2	The Tenant covenants with the Landlord:

6.2.1	to pay to the Landlord on demand after receipt of adequate details of the insurance for the Premises, the Insurance Rent;

6.2.2	to pay to the Landlord on demand any amount that is deducted or disallowed by the Superior Landlord’s insurers pursuant to any excess provision in the insurance policy;

6.2.3	if the payment of any insurance monies is refused due to a Tenant’s Default to pay on demand to the Landlord or the Superior Landlord the amount refused;

6.2.4	not to effect insurance of the Premises against any Insured Risk save to the extent that the Landlord and/or the Superior Landlord shall not have insured the Premises or any part thereof;

6.2.5	to apply all monies it receives from any insurance policy for the Premises or items in or attached to the Premises in making good the relevant loss or damage PROVIDED THAT the Tenant shall not be obliged to reinstate any alterations or additions carried out by or on behalf of the Tenant or any person deriving title under it (including for the avoidance of doubt such works or part as may have become part of the Premises);

6.2.6	not to cause any policy of insurance relating to the Premises to become void or voidable PROVIDED THAT:

(a)	the Landlord shall request from the Superior Landlord copies or sufficient extracts of the policies of insurance on request by the Tenant and supply to the Tenant copies on receipt from the Superior Landlord; and

(b)	the Tenant shall supply a copy of its public liability insurance cover in such amount as the Landlord and/or the Superior Landlord shall reasonably require (subject to such insurance being available on reasonable terms in the London insurance market at a reasonable premium and subject to such excesses exclusions and conditions as are required by the insurers) and in the event of any breach of this covenant by the Tenant the same shall be deemed a Tenant’s Default;

6.2.7	to pay any increased premium for any policy of insurance relating to the Premises arising solely from the Tenant’s use of the Premises in accordance with the Permitted Use;

6.2.8	to comply with the Insurers’ requirements notified to the Tenant and those of any competent authority notified to the Tenant regarding the Premises or use of them;

6.2.9	not to allow any dangerous or inflammable materials to be at the Premises provided that the use of the Premises for the Permitted Use in a reasonable manner and in accordance with the covenants on the part of the Tenant contained in Clause 3.10.2 and Clause 3.22 shall not be a breach of this covenant;

6.2.10	once it becomes aware to give immediate notice to the Landlord and the Superior Landlord of any event or circumstance which may lead to or affect an insurance claim.

6.3	If the Premises are destroyed or so substantially damaged that the Landlord receives notice from the Superior Landlord that it will not be able to substantially rebuild or reinstate for any reason:

6.3.1	the Landlord shall forthwith serve notice on the Tenant; and

6.3.2	either party may subsequently determine this Lease by not less than one month’s written notice to the other such notice to be served within 12 months of the date of damage or destruction.

6.4	If the Premises are destroyed or substantially damaged and shall not have been substantially rebuilt or reinstated by a date three years after the date of damage or destruction either party may within one month after such date serve on the other written notice of determination of this Lease and the Lease shall be determined with immediate effect

6.5	Determination of the Lease pursuant to Clause 6.3 or 6.2 shall be without prejudice to the antecedent rights either party may have against the other.

6.6	This Lease shall terminate immediately prior to termination of the Superior Lease if:

6.6.1	the Superior Landlord serves notice on the Landlord pursuant to clause 5.7 or 5.8 of the Superior Lease; or

6.6.2	the Landlord serves notice on the Superior Landlord pursuant to clause 5.8 of the Superior Lease.

6.7	If the Premises or any part shall be destroyed or damaged by any of the Insured Risks so as to be unfit for occupation or use then save to the extent that the insurance of the Premises shall have been vitiated by any act neglect default or omission of the Tenant or any sub-tenant or their respective servants agents licensees or invitees the rents reserved or a fair and just proportion according to the nature and extent of the damage sustained (the amount of such proportion if it cannot be agreed to be determined by a single arbitrator to be appointed on the application of either party by the President for the time being (or other next senior officer available) of the Royal Institution of Chartered Surveyors whose decision shall be final and binding) shall be suspended until the Premises or the damaged portion shall have been reinstated or made fit for occupation and use.

7.	PROVISOS

7.1	Agreement and Declaration

PROVIDED THAT AND IT IS AGREED AND DECLARED as set out in this Clause 7;

7.2	Re-Entry

7.2.1	If:

(a)	the Rents (other than the Rent) or any other sums payable under this Lease are not paid within 21 days after they become due ; or

(b)	a Tenant’s Default occurs;

then the Landlord may re-enter the Premises and the Term will then end but without prejudice to any accrued claim of either party against the other;

7.3	Warranty concerning Use

The Landlord does not warrant that the Premises may be used for the Permitted Use without breaching any Law.

7.4	Superior Landlord’s Estate

7.4.1	In this Clause 7.4 “Permitted Person” means the Superior Landlord, any Group Company of the Landlord and anyone authorised by either of them.

7.4.2	A Permitted Person may at any time carry out any works to the Superior Landlord’s Estate (excluding the Premises) and/or may use the Superior Landlord’s Estate as the Superior Landlord thinks fit in its reasonable discretion and the Permitted Person shall not be liable to the Tenant nor shall the Tenant object or make a claim for disturbance and inconvenience which results from the carrying out of those works in a reasonable manner or that use so long as any works are completed as soon as reasonably practicable PROVIDED THAT none of the developments alterations and/or rebuilding permitted by this Clause shall adversely affect the Permitted Use of the Premises.

7.4.3	The rights granted in Schedule 1 of the Superior Lease a Permitted Person may develop alter or re-build any part of the Superior Landlord’s Estate whether or not this obstructs or interferes with light or air to the Premises PROVIDED THAT no machinery producing noise or vibration shall be placed by the Landlord on the roof of the Premises AND PROVIDED FURTHER THAT none of the developments alterations and/or rebuilding permitted by this Clause shall adversely affect the Permitted Use of the Premises.

7.4.4	The Tenant does not have and shall not acquire any easement right or privilege over the Superior Landlord’s Estate except for those (if any) granted in Schedule 1 of the Superior Lease and section 62 of the Law of Property Act 1925 does not apply to this Lease.

7.5	Notices

The rules about serving notices in section 196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Service Act 1962) apply to any notice given under this Lease (unless otherwise provided by statute) PROVIDED THAT so long as Moorfields Eye Hospital National Health Service Trust is the Landlord any notice shall be served on it at its address contained in this Lease and marked for the attention of the Chief Executive or at such other address or to such other officer as is notified in writing by the Landlord to the Tenant from time to time.

7.6	Understanding and Representations

7.6.1	This Lease embodies the entire understanding of the parties.

7.6.2	The Tenant acknowledges that it has not entered into this Lease relying wholly or partly on any statement or representation made by or on behalf of the Landlord unless the statement:

7.6.3	was not capable of verification by search or enquiry of any statutory body; and

7.6.4	it was made in this Lease or in writing by the Landlord’s solicitors to the Tenant’s solicitors before its grant.

7.7	Suspension of Services

The Landlord and/or the Superior Landlord is entitled to suspend any services or Utilities to the Premises or to stop or divert any Conduits while it carries out inspections or repairs provided that reasonable prior written notice is given to the Tenant and provided further that no such suspension diversion or stopping up which has any material adverse effect on the Premises or any part thereof or on the use or enjoyment of or access to the same shall be effected unless it is unavoidable or avoidable only at a cost which the Landlord and/or the Superior Landlord reasonably considers to be disproportionate and in any event the Landlord and/or the Superior Landlord shall use all reasonable endeavours to minimise such material adverse effect and the Landlord or the Superior Landlord (as the case may be) shall ensure at all times that the Tenant has reasonable access and supply of services to and use of the Premises and that the Tenant’s enjoyment of the Premises is not unreasonably adversely affected.

7.8	Exclusion of liability

So far as allowed by Law, the Landlord is not responsible to the Tenant for damage to the Premises or persons or property due to any neglect or default of any occupier of, visitor to or person working in the Premises or any statutory authority or the state or condition of the Premises save where due to the Landlord’s negligence or breach of the Landlord’s obligations in this Lease;

7.9	Disputes between Occupants

The Superior Landlord’s Surveyor with the agreement of the Tenant may determine any dispute between the Tenant and any owner occupier or tenant of the Superior Landlord’s Estate and the determination is conclusive and binding (save in the case of manifest error) on the Tenant.

7.10	Sale of Goods

7.10.1	The Tenant irrevocably appoints the Landlord as its agent to store or dispose of any items left by the Tenant or any other person at the Premises which are there more than 10 days after the end of the Term.

7.10.2	The Landlord after that time may store or dispose of those items as it thinks fit without Liability to the Tenant.

8.	NEW TENANCY

This Lease is a new tenancy as defined in section 1 of the 1995 Act.

9.	EXCLUSION OF CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Save for the Superior Landlord, no person shall be entitled to enforce any provisions of this Lease who would not have been so entitled but for the enactment of the Contracts (Rights of Third Parties) Act 1999.

10.	GOVERNING LAW

This lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

11.	JURISDICTION

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this lease or its subject matter or formation (including non-contractual disputes or claims).

12.	EXCLUSION OF SECTIONS 24-28 OF THE 1954 ACT

12.1	The parties confirm that:

12.1.1	the Landlord served a notice on the Tenant, as required by section 38A(3)(a) of the 1954 Act applying to the tenancy created by this Lease, {not less than fourteen days} before this Lease was entered into;

12.1.2	{the Tenant} OR {name of declarant} who was duly authorised by the Tenant to do so} made a {statutory} declaration dated {date} in accordance with the requirements of section 38A(3)(b) of the 1954 Act; and

12.1.3	there is no Agreement for Underlease to which this Lease gives effect.

12.2	The parties agree that the provisions of sections 24 to 28 of the 1954 Act are excluded in relation to the tenancy created by this Lease.

12.2.1	the Landlord served a notice on the Guarantor, as required by section 38A(3)(a) of the 1954 Act applying to the tenancy to be entered into by the Guarantor pursuant to paragraph 4 of Schedule 1, {not less than fourteen days} before this Lease was entered into; and

12.2.2	{the Guarantor} OR {name of declarant} who was duly authorised by the Guarantor to do so} made a {statutory} declaration dated {date} in accordance with the requirements of section 38A(3)(b) of the 1954 Act.

13.	GUARANTEE AND INDEMNITY

13.1	The provisions of Schedule 2 apply.

13.2	If an Act of Insolvency occurs in relation to the Guarantor or any guarantor, or if any guarantor (being an individual) dies or becomes incapable of managing his affairs the Tenant shall, if the Landlord requests, procure that a person of standing acceptable to the Landlord, within 10 days of that request, enters into a replacement or additional guarantee and indemnity of the tenant covenants of this lease in the same form as that entered into by the former guarantor.

13.3	Clause 12.2 shall not apply in the case of a person who is guarantor by reason of having entered into an authorised guarantee agreement.

13.4	For so long as the Guarantor or any guarantor remains liable to the Landlord, the Tenant shall, if the Landlord requests, procure that such guarantor joins in any consent or approval required under this Lease and consents to any variation of the Tenant’s Covenants of this Lease.

14.	OPTION TO RENEW

14.1	The Landlord grants the Tenant, during the Option Period, an option to take the New Lease.

14.2	The Tenant may exercise the Option at any time during the Option Period by serving an Option Notice on the Landlord. The Option Notice must:

(a)	exercise the Option in respect of the whole of the Premises and not in respect of part only; and

(b)	be signed by the Guarantor, confirming its agreement to guarantee the Tenant’s obligations under the New Lease.

14.3	The Landlord covenants:

(a)	with the Tenant to use all reasonable endeavours to seek all necessary consents for the grant of the New Lease; and

(b)	to procure that the Landlord’s Conveyancer provides to the Tenant and the Guarantor the counterpart engrossment New Lease no less than 30 working days prior to the Completion Date.

14.4	The service of the Option Notice by the Tenant shall be of no effect if, at the Completion Date, there is a subsisting material breach of any of the tenant covenants of this Lease.

14.5	If the Option is exercised in accordance with the terms of this clause, the Landlord will grant to the Tenant and the Tenant will accept from the Landlord the New Lease, provided that:

(a)	the Tenant cannot require the Landlord to grant the New Lease to any person other than the Tenant; and

(b)	no premium is payable for the grant of the New Lease; and

(c)	subject to clause 14.3 above, the Tenant and Guarantor agree to execute and deliver the counterpart New Lease to the Landlord’s Conveyancer at least 10 working days prior to the Completion Date.

14.6	The New Lease shall:

(a)	include all of the terms, requirements, covenants and conditions contained in this lease except to the extent that they are inconsistent with the terms of this clause;

(b)	be for a term of years beginning on and including [DATE] and ending on and including [DATE];

(c)	be at an annual rent per annum determined pursuant to clause 14 of this Lease and then as revised pursuant to the provisions for rent review in the New Lease;

(d)	not include an option to renew the New Lease; and

(e)	include clause 15 of this Lease.

14.7	The Landlord will grant the New Lease with full title guarantee.

14.8	The parties confirm that:

(a)	the Landlord served a notice on the Tenant, as required by section 38A(3)(a) of the LTA 1954 and which applies to the tenancy to be created by the New Lease, before this lease was entered into; and

(b)	[the Tenant] OR [NAME OF DECLARANT], who was duly authorised by the Tenant to do so], made a statutory declaration dated [ ] in accordance with the requirements of section 38A(3)(b) of the LTA 1954; and

(c)	the Landlord served a notice on the Guarantor, as required by section 38A(3)(a) of the LTA 1954 and which applies to the tenancy to be entered into by the Guarantor pursuant to the New Lease, [not less than 14 days] before this lease was entered into; and

(d)	[the Guarantor] OR [NAME OF DECLARANT], who was duly authorised by the Guarantor to do so], made a [statutory] declaration dated [ ] in accordance with the requirements of section 38A(3)(b) of the LTA 1954.

14.9	If the Option is exercised, the Tenant will pay the Landlord’s reasonable legal costs and disbursements on a full indemnity basis incurred in connection with the grant of the New Lease on the Completion Date by direct credit.

14.10	Completion of the New Lease will take place on or before

14.11	If the Option is not exercised in accordance with the terms of this clause then, immediately after the expiry of the Option Period, the Tenant will remove all entries relating to the Option registered against the Landlord’s title to the Property.

15.	REVIEW OF THE RENT FOR THE NEW LEASE

15.1	In this clause, the President is the President for the time being of the Royal Institution of Chartered Surveyors or a person acting on his behalf (President), and the Surveyor is the independent valuer appointed pursuant to clause 15.7 (Surveyor).

15.2	The Rent shall be reviewed on the Review Date to equal:

(a)	the Rent payable on the last day of the Contractual Term of the Previous Lease (being the lease dated [ ] made between Moorfields Eye Hospital NHS Foundation Trust (1) and Meiragtx Limited (2) and Kadmon Corporation LLC (3)) (or which would then be payable but for any abatement or suspension of the Rent or restriction on the right to collect it) or, if greater;

(b)	the open market rent agreed or determined pursuant to this clause.

15.3	The open market rent may be agreed between the Landlord and the Tenant at any time before it is determined by the Surveyor.

15.4	If the open market rent is determined by the Surveyor, it shall be the amount that the Surveyor determines is the annual rent (exclusive of any VAT) at which the Property could reasonably be expected to be let:

(a)	in the open market;

(b)	at the Review Date;

(c)	on the assumptions listed in clause 15.5; and

(d)	disregarding the matters listed in clause 15.6.

15.5	The assumptions are:

(a)	the Property is available to let in the open market:

(i)	by a willing lessor to a willing lessee;

(ii)	as a whole;

(iii)	with vacant possession;

(iv)	without a fine or a premium;

(v)	for a term of 5 years commencing on [ ]; and

(vi)	otherwise on the terms of this lease other than as to the amount of the Rent but including the provisions for review of the Rent;

(b)	the willing lessee has had the benefit of any rent-free or other concession or contribution which would be offered in the open market at the relevant Review Date in relation to fitting out works at the Property;

(c)	the Property may lawfully be used, and is in a physical state to enable it to be lawfully used, by the willing lessee (or any potential undertenant or assignee of the willing lessee) for any purpose permitted by this lease;

(d)	the Landlord and the Tenant have fully complied with their obligations in this lease;

(e)	if the Property, or any means of access to it or any Service Media serving the Property, has been destroyed or damaged, it has been fully restored;

(f)	no work has been carried out on the Property that has diminished its rental value;

(g)	any fixtures, fittings, machinery or equipment supplied to the Property by the Landlord that have been removed by or at the request of the Tenant, or any undertenant or their respective predecessors in title (otherwise than to comply with any law) remain at the Property; and

(h)	the willing lessee and its potential assignees and undertenants shall not be disadvantaged by any actual or potential exercise of an option to tax under Part 1 of Schedule 10 to the VATA 1994 in relation to the Property.

15.6	The matters to be disregarded are:

(a)	any effect on rent of the fact that the Tenant or any authorised undertenant has been in occupation of the Property;

(b)	any goodwill attached to the Property by reason of any business carried out there by the Tenant or by any authorised undertenant or by any of their predecessors in business;

(c)	any effect on rent attributable to any physical improvement to the Property carried out after the date of this lease, by or at the expense of the Tenant or any authorised undertenant with all necessary consents, approvals and authorisations and not pursuant to an obligation to the Landlord (other than an obligation to comply with any law);

(d)	any effect on rent of any obligation on the Tenant to reinstate the Property to the condition or design it was in before any alterations or improvements were carried out; and

(e)	any statutory restriction on rents or the right to recover them.

15.7	The Surveyor shall be an independent valuer who is a Member or Fellow of the Royal Institution of Chartered Surveyors. The Landlord and the Tenant may, by agreement, appoint the Surveyor at any time before either of them applies to the President for the Surveyor to be appointed. Any application to the President may not be made earlier than three months before the relevant Review Date.

15.8

The Surveyor shall act as an expert and not as an arbitrator. The Surveyor shall determine the open market rent and shall have power to determine any issue involving the interpretation of any provision of this lease, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Surveyor’s decision shall be given in writing, and the Surveyor shall provide reasons for any determination. The Surveyor’s written decision on the matters referred to him shall be final and binding in the absence of manifest error or fraud.

15.9	The Surveyor shall give the Landlord and the Tenant an opportunity to make written representations to the Surveyor and to make written counter-representations commenting on the representations of the other party to the Surveyor. The parties will provide (or procure that others provide) the Surveyor with such assistance and documents as the Surveyor reasonably requires for the purpose of reaching a decision.

15.10	Either the Landlord or the Tenant may apply to the President to discharge the Surveyor if the Surveyor:

(a)	dies;

(b)	becomes unwilling or incapable of acting; or

(c)	unreasonably delays in making any determination.

Clause 15.7 shall then apply in relation to the appointment of a replacement.

15.11	The fees and expenses of the Surveyor and the cost of the Surveyor’s appointment and any counsel’s fees, or other fees, reasonably incurred by the Surveyor shall be payable by the Landlord and the Tenant in the proportions that the Surveyor directs (or if the Surveyor makes no direction, then equally). If either the Landlord or the Tenant does not pay its part of the Surveyor’s fees and expenses within ten working days after demand by the Surveyor then:

(a)	the other party may pay instead; and

(b)	the amount so paid shall be a debt of the party that should have paid due and payable on demand to the party that actually made the payment.

The Landlord and the Tenant shall otherwise each bear their own costs in connection with the rent review.

15.12	If the revised Rent has not been agreed by the Landlord and the Tenant or determined by the Surveyor on or before the relevant Review Date, the Rent payable from that Review Date shall continue at the rate payable at the last day of the Contractual Term of the Previous Lease. No later than five working days after the revised Rent is agreed or the Surveyor’s determination is notified to the Landlord and the Tenant, the Tenant shall pay:

(a)	the shortfall (if any) between the amount that it has paid for the period from the Review Date of the New Lease until the Rent Payment Date following the date of agreement or notification of the revised Rent and the amount that would have been payable had the revised Rent been agreed or determined on or before that Review Date; and

(b)	interest at the Interest Rate on that shortfall calculated on a daily basis by reference to the Rent Payment Dates on which parts of the shortfall would have been payable if the revised Rent had been agreed or determined on or before that Review Date and the date payment is received by the Landlord.

15.13	Time shall not be of the essence for the purposes of this clause.

15.14	If at any time there is a guarantor, the guarantor shall not have any right to participate in the review of the Rent.

15.15	As soon as practicable after the amount of the revised Rent has been agreed or determined, a memorandum recording the amount shall be signed by or on behalf of the Landlord and the Tenant and endorsed on or attached to this lease and its counterpart. The Landlord and the Tenant shall each bear their own costs in connection with the memorandum.

This Lease is executed as a deed and delivered on the date set out at the beginning of this deed

SCHEDULE 1 – ENCUMBRANCES

1.	The matters referred to in the property register and charges register of title number EGL434767

2.	The matters referred to in the property register and charges register of title number EGL249920

3.	The deed of covenant made between National Car Parks Limited (1) the Landlord (2)

4.	An agreement dated 4 July 2000 made between London Borough of Hackney (1) and the Landlord (2) pursuant to S106 of the Town and Country Planning Act 1990

5.	A lease made between the Superior Landlord (1) and Propylion Limited of part of the Superior Landlord’s Estate comprising Block A

6.	A lease made between the Superior Landlord (1) and JF Miller Properties Limited of part of the Superior Landlord’s Estate comprising Block H

SCHEDULE 2 – GUARANTEE AND INDEMNITY

1.	Guarantee and indemnity

1.1	The Guarantor guarantees to the Landlord that the Tenant shall:

1.1.1	pay the rents reserved by this Lease and observe and perform the tenant covenants of this Lease and that if the Tenant fails to pay any of those rents or to observe or perform any of those tenant covenants, the Guarantor shall pay or observe and perform them; and

1.1.2	observe and perform any obligations the Tenant enters into in an authorised guarantee agreement made in respect of this Lease (the “Authorised Guarantee Agreement”) and that if the Tenant fails to do so, the Guarantor shall observe and perform those obligations.

1.2	The Guarantor covenants with the Landlord as a separate and independent primary obligation to indemnify the Landlord against any failure by the Tenant:

1.2.1	to pay any of the rents reserved by this Lease or any failure to observe or perform any of the tenant covenants of this Lease; and

1.2.2	to observe or perform any of the obligations the Tenant enters into in the Authorised Guarantee Agreement.

2.	Guarantor’s liability

2.1	The liability of the Guarantor under paragraphs 1.1.1 and 1.2.1 shall continue until the end of the term, or until the Tenant is released from the tenant covenants of this Lease by virtue of the Landlord and Tenant (Covenants) Act 1995, if earlier.

2.2	The liability of the Guarantor shall not be affected by:

2.2.1	any time or indulgence granted by the Landlord to the Tenant; or

2.2.2	any delay or forbearance by the Landlord in enforcing the payment of any of the rents or the observance or performance of any of the tenant covenants of this Lease (or the Tenant’s obligations under the Authorised Guarantee Agreement) or in making any demand in respect of any of them; or

2.2.3	any refusal by the Landlord to accept any rent or other payment due under this Lease where the Landlord believes that the acceptance of such rent or payment may prejudice its ability to re-enter the Property; or

2.2.4	the Landlord exercising any right or remedy against the Tenant for any failure to pay the rents reserved by this Lease or to observe or perform the tenant covenants of this Lease (or the Tenant’s obligations under the Authorised Guarantee Agreement); or

2.2.5	the Landlord taking any action or refraining from taking any action in connection with any other security held by the Landlord in respect of the Tenant’s liability to pay the rents reserved by this Lease or observe and perform the tenant covenants of the Lease (or the Tenant’s obligations under the Authorised Guarantee Agreement) including the release of any such security; or

2.2.6	a release or compromise of the liability of any one of the persons who is the Guarantor, or the grant of any time or concession to any one of them; or

2.2.7	any legal limitation or disability on the Tenant or any invalidity or irregularity of any of the tenant covenants of the Lease (or the Tenant’s obligations under the Authorised Guarantee Agreement) or any unenforceability of any of them against the Tenant; or

2.2.8	the Tenant being dissolved, or being struck off the register of companies or otherwise ceasing to exist, or, if the Tenant is an individual, by the Tenant dying or becoming incapable of managing its affairs; or

2.2.9	without prejudice to paragraph 4, the disclaimer of the Tenant’s liability under this lease or the forfeiture of this Lease; or

2.2.10	the surrender of part of the Property, except that the Guarantor shall not be under any liability in relation to the surrendered part in respect of any period after the surrender; or

by any other act or omission except an express written release of the Guarantor by the Landlord.

2.3	The liability of each of the persons making up the Guarantor is joint and several.

2.4	Any sum payable by the Guarantor shall be paid without any deduction, set-off or counterclaim against the Landlord or the Tenant.

3.	Variations and supplemental documents

3.1	The Guarantor shall, at the request of the Landlord, join in and give its consent to the terms of any consent, approval, variation or other document that may be entered into by the Tenant in connection with this Lease (or the Authorised Guarantee Agreement).

3.2	The Guarantor shall not be released by any variation of the rents reserved by, or the tenant covenants in, this Lease (or the Tenant’s obligations under the Authorised Guarantee Agreement) whether or not:

3.2.1	the variation is material or prejudicial to the Guarantor; or

3.2.2	the variation is made in any document; or

3.2.3	the Guarantor has consented, in writing or otherwise, to the variation.

3.3	The liability of the Guarantor shall apply to the rents reserved by and the tenant covenants in this Lease (and the Tenant’s obligations under the Authorised Guarantee Agreement) as varied except to the extent that the liability of the Guarantor is affected by section 18 of the Landlord and Tenant (Covenants) Act 1995.

4.	Guarantor to take a new underlease or make payment

4.1	If this Lease is forfeited or the liability of the Tenant under this Lease is disclaimed and the Landlord gives the Guarantor notice not later than three months after the forfeiture or the Landlord having received notice of the disclaimer, the Guarantor shall enter into a new underlease of the Property on the terms set out in paragraph 4.2.

4.2	The rights and obligations under the new underlease shall take effect from the date of the forfeiture or disclaimer and the new underlease shall:

4.2.1	be granted subject to the right of any person to have this Lease vested in them by the court and to the terms on which any such order may be made and subject to the rights of any third party existing at the date of the grant;

4.2.2	be for a term that expires at the same date as the end of the Contractual Term of this Lease had there been no forfeiture or disclaimer;

4.2.3	reserve as an initial annual rent an amount equal to the Rent payable under this Lease at the date of the forfeiture or disclaimer or which would be payable but for any abatement or suspension of the Rent or restriction on the right to collect it (subject to paragraph 5) and which is subject to review on the same terms and date provided this Lease;

4.2.4	be excluded from sections 24 to 28 of the 1954 Act; and

4.2.5	otherwise be on the same terms as this Lease (as varied if there has been any variation).

4.3	The Guarantor shall pay the Landlord’s reasonable solicitor’s costs and disbursements (on a full indemnity basis) and any VAT in respect of them in relation to the new underlease and shall execute and deliver to the Landlord a counterpart of the new underlease within one month after service of the Landlord’s notice.

4.4	The grant of a new underlease and its acceptance by the Guarantor shall be without prejudice to any other rights which the Landlord may have against the Guarantor or against any other person or in respect of any other security that the Landlord may have in connection with this Lease.

4.5	The Landlord may, instead of giving the Guarantor notice pursuant to paragraph 4.1 but in the same circumstances and within the same time limit, require the Guarantor to pay an amount equal to the lower of six months’ Rent and the time remaining of the Contractual Term of this lease and the Guarantor shall pay that amount on demand.

5.	Rent at the date of forfeiture or disclaimer

If at the date of the forfeiture or disclaimer there is a rent review pending under this Lease, then the initial annual rent to be reserved by the new underlease shall be the greater of:

5.1	the Rent previously payable (or which would have been payable but for any abatement or suspension of the Rent or restriction on the right to collect it) under the Lease prior to forfeiture or disclaimer; and

5.2	the open market rent of the Property at the relevant Review Date, as determined by the Landlord before the grant of the new underlease.

6.	Payments in gross and restrictions on the Guarantor

6.1	Any payment or dividend that the Landlord receives from the Tenant (or its estate) or any other person in connection with any insolvency proceedings or arrangement involving the Tenant shall be taken and applied as a payment in gross and shall not prejudice the right of the Landlord to recover from the Guarantor to the full extent of the obligations that are the subject of this guarantee and indemnity.

6.2	The Guarantor shall not claim in competition with the Landlord in any insolvency proceedings or arrangement of the Tenant in respect of any payment made by the Guarantor pursuant to this guarantee and indemnity. If it otherwise receives any money in such proceedings or arrangement, it shall hold that money on trust for the Landlord to the extent of its liability to the Landlord.

6.3	The Guarantor shall not, without the consent of the Landlord, exercise any right or remedy that it may have (whether against the Tenant or any other person) in respect of any amount paid or other obligation performed by the Guarantor under this guarantee and indemnity unless and until all the obligations of the Guarantor under this guarantee and indemnity have been fully performed.

7.	Other securities

7.1	This guarantee and indemnity is in addition to any other security that the Landlord may at any time hold from the Guarantor or the Tenant or any other person in respect of the liability of the Tenant to pay the rents reserved by this Lease and to observe and perform the tenant covenants of this Lease. It shall not merge in or be affected by any other security.

7.2	The Guarantor shall not be entitled to claim or participate in any other security held by the Landlord in respect of the liability of the Tenant to pay the rents reserved by this Lease or to observe and perform the tenant covenants of this Lease.

SIGNATURE PAGE

Executed as a Deed by Moorfields Eye Hospital National Health Service Foundation Trust whose Corporate common seal was hereunto affixed in the presence of:

Authorised Signatory:

Authorised Signatory:

Executed as a Deed by Meiragtx Limited acting by [Zandy Forbes], a director and [Stuart Naylor], a director:

Director: /s/ Zandy Forbes

Director: /s/ Stuart Naylor

Signed as a Deed on behalf of	) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Signatures
Kadmon Corporation LLC
a limited liability company formed under the laws of the State of Delaware, USA
by Steve Gordon		/s/ Steve Gordon
and Konstantin Poukalov		/s/ Konstantin Poukalov Authorised signatories
being persons who in accordance with the laws of that territory are acting under the authority of the Company.